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                                  LICENSE AGREEMENT

         THIS LICENSE AGREEMENT (this "Agreement"), dated as of October 22, 1996, is by and between Raymond T. Tate, a resident of the State of Maryland (together with his heirs and permitted assigns, "Tate"), and The Ashton Technology Group, Inc., a Delaware corporation ("Ashton").

         WHEREAS, Ashton is the owner of certain technology and rights relating thereto; and

         WHEREAS, Ashton is willing to grant to Tate and Tate desires to acquire from Ashton a license to use such technology;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises set forth herein and for other good and valuable consideration, the parties agree as follows:

         1.   DEFINITIONS.  As used in this Agreement:

         "AFFILIATE" means, with respect to a Person, any other Person controlled by or, as of the date of this Agreement, controlling or under common control with, such Person. "Control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, the holding of proxies, by contract or otherwise.

         "Field of Use" means any and all fields of use other than the Financial Services Industry.

         "Licensed Technology" means the technology described on Exhibit A hereto employed by Ashton, utilizing CSI, Alliant TechSystems Inc. and Information Security Systems Incorporated, as subcontractors, to develop the Ashton Technology Encryption Devices ("ATED"), including the ATED Key Management System, encryption software and crypto-server technology, but excluding all trade and service names and trademarks and service marks associated therewith.

         "Financial Market Participants" means any Person who participates, in any capacity, in the Financial Markets, including, without limitation, investment banking companies, broker dealers, investment companies, banks, commercial trust companies, thrift institutions, savings and loan associations, mutual savings banks and credit unions, life insurance companies, property and casualty insurance companies, reinsurance companies, pension funds, and state and government retirement funds.

         "Financial Markets" means (A) all U.S. and foreign registered national securities exchanges, the Nasdaq market systems, markets for securities, physical commodities in commercially accepted bulk units, commodities and other futures, derivatives, options, currencies

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and commercial paper, (B) clearing corporations and depository trust companies,
(C) wire transfer systems including, without limitation, the Federal wire and S.W.I.F.T, and (D) electronic market information systems, including, without limitation, Instinent, Bloomberg, Investment Technology Group, Dow Jones, Telerate and Reuters.

         "Financial Services Industry" means all U.S. and foreign Financial Markets and Financial Market Participants to the extent, and only to the extent, such Financial Markets and Financial Market Participants involve, execute or engage in the trading, by electronic or other means, of securities, physical commodities in commercially accepted bulk units, commodities and other futures, derivatives, options, currencies and commercial paper. For example, the definition of Financial Services Industry would not encompass a network established by a company for communication among its branch offices. The definition would, however, encompass a computer network used by the same company to allow its pension administrator to execute trades on behalf of the company's pension fund.

         "Person" means any individual, corporation, partnership, limited liability company or partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental entity or other entity or organization.

         2. GRANT OF LICENSE. Effective as of the Effective Date, Ashton hereby grants to Tate, a perpetual, exclusive (subject to the provisions of Section 4 hereof) and worldwide license, at his own cost, to use, sublicense, reproduce, and make derivative works and enhancements of, the Licensed Technology for any purpose within the Field of Use. Neither Ashton nor its Subsidiaries nor Tate shall have any present or future obligation to update, upgrade or modify the Licensed Technology.

         3. TRANSFER AND HANDLING OF LICENSED TECHNOLOGY. (a) Upon written request of Tate and at such place and time as reasonably requested by Tate, Ashton shall provide Tate with one (1) copy of the Licensed Technology as it exists on the date of transfer. To the extent reasonably practicable, upon transfer to Tate all components of the Licensed Technology shall be stamped or marked as "Confidential and Proprietary Information." The Licensed Technology and copies thereof shall be kept in a locked and safe place at the principal offices of Tate or other place as disclosed to Ashton in writing.

         (b) Notwithstanding anything contained herein to the contrary, the Licensed Technology is provided "AS-IS" and ASHTON DOES NOT MAKE NOR SHALL ASHTON BE DEEMED TO HAVE MADE, AND ASHTON HEREBY EXPRESSLY DISCLAIMS, ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE VALUE, CONDITION, WORKMANSHIP, DESIGN, PATENT INFRINGEMENT, COPYRIGHT INFRINGEMENT, OPERATION, MERCHANTABILITY, OR FITNESS FOR USE OF THE LICENSED TECHNOLOGY OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY. In no event shall Ashton be liable to Tate, his Affiliates, permitted assigns or sublicensees for lost profits, lost savings, or other special, indirect or consequential damages arising out of any use or inability to use the Licensed Technology, or for any claim against them by any other party.
         4. LICENSE FEE. During the period beginning on the date of this Agreement and ending four years thereafter, Tate shall pay to Ashton a cumulative license fee equal to $100,000 (the "License Fee") in order to retain the exclusivity of the license granted in Section

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2.  The License Fee shall be reduced by the total amount of royalties paid to
Ashton during such period pursuant to Section 6. If (i) Tate fails to pay the License Fee when due or (ii) Raymond T. Tate dies prior to paying the License Fee and his heirs or permitted assigns do not agree in writing within three months of Raymond T. Tate's death to pay the License Fee when due, in either case, Ashton shall have the right, effective immediately upon default to license the Licensed Technology, on such terms and conditions as Ashton shall determine, to any one or more persons for use in any field of use including the Field of Use.
         5. RIGHT TO SUBLICENSE. Ashton hereby grants to Tate the right to grant sublicenses to third parties to use the Licensed Technology in the Field of Use on such terms and conditions as are consistent with this Agreement.

         6. ROYALTY. In consideration of the license granted in Section 2, Tate shall, or shall cause his Affiliates and permitted assigns under this Agreement, if any, to pay to Ashton a perpetual royalty equal to 2% of the total gross revenues earned by Tate, his Affiliates and permitted assigns under this Agreement, if any, from use, maintenance or support of the Licensed Technology. Such royalty shall be payable on an annual calendar year basis within 90 days after the end of each calendar year. Royalty payments which are not timely made shall bear interest at 10% per annum.

         7. RECORDS. Tate shall, and shall require his Affiliates, sublicensees and permitted assigns under this Agreement to keep accurate financial accounts of the gross revenues generated by use of the Licensed Technology in accordance with generally accepted accounting principles. Tate shall and shall cause each such Person to render a full statement (the "Royalty Statement") of the same in writing to Ashton for each calendar quarter for so long as this Agreement remains in effect. All Royalty Statements shall be accompanied by a certificate signed by Tate, or an executive officer of Tate's Affiliates, sublicensees or permitted assigns under this Agreement, as the case may be, which certificate shall show in sufficient detail how the royalty amount was computed and state that the Royalty Statement has been reviewed by qualified independent public accountants. Ashton shall have the right during normal business hours to examine all of the books and records of Tate, his Affiliates, sublicensees and permitted assigns under this Agreement that are relevant to the determination of the royalties for the purpose of verifying Royalty Statements and earned royalties.

         8. DISCLAIMER OF OWNERSHIP; RESERVATIONS. Tate hereby disclaims and waives for himself and his Affiliates and permitted assigns under this Agreement any ownership rights, title, patent rights, copyrights and intellectual property rights to the Licensed Technology, and all such rights, if any, are hereby transferred and assigned in perpetuity to Ashton. Ashton hereby reserves to itself the right to use, sell and sublicense the Licensed Technology itself for any purpose in the Financial Services Industry, which Tate agrees is exclusively reserved to Ashton.

         9. IMPROVEMENTS. Tate shall be the exclusive owner of all rights, title and interest in and to any derivative works, enhancements, upgrades, improvements or developments of or in the Licensed Technology that may be made or developed by Tate after the Effective Date ("Improvements"); PROVIDED, HOWEVER, that Tate shall not use, sell or sublicense Improvements for any purpose in the Financial Services Industry.

         10. ENFORCEMENT. In the event that Tate or Ashton become aware that any third

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party is or may be infringing or misappropriating any intellectual property rights in the Licensed Technology, each shall promptly notify the other in writing of such infringement or misappropriation. Either party may, at its option, include in such notification a demand that the other party take appropriate steps to enforce the rights in the Licensed Technology against such third parties. If either party does not take such steps within ten calendar days after receipt of such a demand, the other party shall have the right (but not an obligation), at its own expense, to enforce the rights in the Licensed Technology against third parties who are or may be infringing or misappropriating any intellectual property rights in the Licensed Technology. Tate's rights of enforcement of the Licensed Technology shall be the same as if Tate were a joint owner of all rights, title and interest in and to the Licensed Technology. Ashton and Tate shall each provide reasonable cooperation and assistance in connection with any enforcement of the Licensed Technology by either party, including joining in any litigation or proceedings, at their own cost, to the extent reasonably required for enforcement of Ashton and Tate's respective rights in the Licensed Technology against third parties. In the event that either party takes action against any third party with respect to the Licensed Technology (including without limitation the commencement of litigation or licensing or settlement discussions), any and all recovery of damages, monetary settlements or licensing or other revenues shall belong exclusively to the party bringing such action, unless the other party has participated in the defense of the Licensed Technology in which case such recoveries shall go first to each party in the amount of such party's reasonable documented legal fees and other expenses directly connected with its participation in the defense of the Licensed Technology and then to Ashton to the extent that the infringement or misappropriation was not within the Field of Use and to Tate to the extent that the infringement or misappropriation was within the Field of Use, subject in the case of recoveries to Tate in excess of Tate's reasonable documented legal fees and other expenses, to Tate's royalty obligations under Section 6. Neither Ashton nor Tate shall enter into any settlement or other agreement limiting the other's rights in the Licensed Technology without the prior written consent of the other party to such limitation.

         11. CONFIDENTIALITY AND NON-DISCLOSURE. Tate shall, and shall cause his Affiliates, permitted assigns and sublicensees to maintain the confidential and proprietary status of the Licensed Technology and not use the Licensed Technology for any purpose other than as provided in this Agreement. Tate agrees that the Licensed Technology will not be disclosed to third parties and will not be accessible to anyone without a need to know, or use, the Licensed Technology to give effect to the purposes of this Agreement. Tate shall notify each employee to whom access is given or disclosure is made with respect to the Licensed Technology that such disclosure is made in confidence and shall be kept confidential. Tate shall enter into appropriate agreements with his employees to protect the confidentiality of the Licensed Technology. Tate will not disclose the Licensed Technology to independent contractors and consultants without first obtaining appropriate confidential disclosure agreements, and will otherwise use at least the same degree of care used to protect his own confidential information.

         12. GOVERNMENT APPROVALS. It is understood and agreed that the grant of a license hereunder may be limited by and subject to the export license requirements of the United States Government respecting all intellectual property rights in and to the Licensed Technology and encryption computer software and hardware systems generally. Tate agrees to abide by and comply with all existing and future laws and regulations which may be required to obtain export licenses pursuant to the laws and regulations of the United States Government respecting the Licensed Technology. Tate agrees to indemnify and hold Ashton harmless from any breach of

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this obligation in connection with Licensed Technology including reasonable attorneys' fees.

    13.  MISCELLANEOUS.

         13.1 REPRESENTATIONS AND WARRANTIES. Each party represents and warrants to the other party that (i) the execution, delivery and performance of this Agreement has been duly authorized and all actions necessary for the due execution, delivery and performance of this Agreement have been taken, (ii) this Agreement constitutes the legal, valid and binding obligation of the parties enforceable against each party in accordance with its terms, (iii) it has been represented by legal counsel of its choosing, and (iv) this Agreement has been executed and delivered as its own free act and deed and not as the result of duress by any other party hereto.

         13.2 FURTHER ASSURANCES. Each party agrees from time to time, at the request of any other party to execute such documents or ratify such agreements as may be reasonably necessary to effect the agreements contained herein.

         13.3 MODIFICATION. This Agreement shall not be modified or amended except by an agreement in writing executed by all parties hereto.

         13.4 APPLICABLE LAW. This Agreement shall be governed under the law of the State of Delaware without regard to the principles of conflicts of law thereof.

         13.5 ASSIGNMENT. Ashton may assign or otherwise transfer any of its rights and interests, or delegate any of its respective obligations hereunder without the prior written consent of Tate. Tate shall not assign or otherwise transfer any of his rights and interests, nor delegate any of his respective obligations hereunder without the prior written consent of Ashton; PROVIDED, HOWEVER, that Tate may fully assign his rights and interests, and delegate his obligations hereunder, effective upon written notice thereof, to any Affiliate of Tate if such Affiliate assumes all of the obligations of Tate hereunder, agrees to be bound by the terms of this Agreement and this Agreement remains binding upon Tate.

         13.6 ENTIRE AGREEMENT. This Agreement contains the entire and final agreement between the parties with respect to the subject matter hereof, and no oral statements, assumptions or representations or prior written matter not contained or referred to in this instrument shall have any force or effect.

         13.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.

         13.8 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         13.9 HEADINGS. The headings used in this Agreement are for convenience only and shall not be deemed part of the agreements of the parties set forth herein.

         13.10 WAIVER. No consent or waiver, express or implied, by any party to or of any breach or default by another party in performance by the breaching party of its obligations

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under this Agreement shall be deemed or construed to be a consent or waiver to or of any breach or default by the breaching party in the performance by such breaching party of any other obligations of such breaching party under this Agreement. Failure on the part of any party to object to or complain of any act or failure to act of any of the other parties or to declare any of the other parties in default shall not constitute a waiver of any right or remedy or the ability to object or complain or to declare any default at any time in the future.

         13.11 SPECIFIC PERFORMANCE. The parties agree that any breach of this Agreement by any party would result in irreparable harm for which the other parties would not have an adequate remedy at law and that the parties shall each be entitled to injunctive and other equitable relief to enforce specifically the terms and provisions hereof, in addition to any other rights or remedies available to such parties.

         13.12 SUBMISSION TO JURISDICTION. Any judicial proceeding brought with respect to this Agreement must be brought in any United States District Court (or if such court lacks jurisdiction, any state court) sitting in Wilmington, Delaware and by execution and delivery of this Agreement, each signatory hereto (i) hereby submits to and accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

         13.13 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered in person or by courier or by facsimile transmission to the address for notices set forth next to each party's name on the signature page hereto or to such other place and with such other copies as either party may designate as to itself by written notice to the others. Any failure by any party to deliver copies of any notice shall not, in itself, affect the validity of such notice if otherwise properly made to the other party.


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         IN WITNESS WHEREOF, this Agreement is executed by parties, effective as of the day and year first above written.


                                       THE ASHTON TECHNOLOGY GROUP, INC.



                                       By:   /s/ Albert J. Baciocco, Jr.
                                            -----------------------------
                                       Name:   Albert J. Baciocco, Jr.
                                       Title:  Director
                                               10420 Little Patuxent Parkway
                                               Suite 490
                                               Columbia,  MD  21044
                                               Tel:  410-715-8732
                                               Fax: 410-715-8735


                                       RAYMOND T. TATE
                                          /s/ Raymond T. Tate
                                       ------------------------------------
                                       Address for Notices: 17929 Pond Road
                                                      Ashton, Maryland 20861
                                                      Tel: 301-774-7714
                                                      Fax: 301-774-7131


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